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                                                                  Exhibit 99.1

For:  New World Restaurant Group, Hamilton Township, N.J.
From: Parness & Associates, Aberdeen, N.J.                FOR IMMEDIATE RELEASE

               NEW WORLD ANNOUNCES EQUITY RESTRUCTURING AGREEMENT


         HAMILTON, N.J., (6/27/03)--New World Restaurant Group, Inc. (OTC:
NWCI.PK) said today that it has entered into an agreement with the holders of all of its Series F preferred stock, who also own more than a majority of its common stock, that will result in a recapitalization of the company's equity.

         Under terms of the agreement, one of the holders of New World's Series F preferred stock will exchange all of its equity interests, including common stock and warrants, in New World for $57.0 million face amount of a new Series Z preferred stock, while the other holder will exchange all of its Series F preferred shares for common stock. The Series Z preferred stock will be non-convertible, will be mandatorily redeemable on June 30, 2009 or upon an earlier change of control, and will not pay or accrue dividends.

         New World's Board of Directors has approved this equity recapitalization, which is subject to the consummation of the refinancing of the company's senior secured increasing rate notes due 2003, stockholder approval and other customary conditions. The Board received an opinion from the company's financial advisor, CIBC World Markets Corp., to the effect that, as of the date of the equity restructuring agreement, the shares of Series Z preferred stock and common stock to be issued in exchange for the interests of the holders of Series F preferred stock is fair to the company from a financial point of view. The company intends to provide its shareholders with details regarding the terms of the restructuring in a proxy statement to be filed with the Securities and Exchange Commission in advance of a special stockholders meeting that will be called to approve the restructuring. There can be no assurance that New World will be successful in refinancing its indebtedness or restructuring its equity.

         If the conditions are fulfilled, Greenlight Capital, Inc. and certain of its affiliates will beneficially own approximately 92.0% of New World's outstanding common stock following the closing of the refinancing and equity recapitalization. The balance of the outstanding common stock will be held by the company's current common stockholders and warrant holders. Greenlight Capital is a New York-based investment firm.

         "Assuming the successful refinancing and shareholder vote, this equity restructuring will stabilize our capital structure and give us the foundation for future growth," said Anthony Wedo, chairman and chief executive officer of New World. "Greenlight Capital, which will become our largest common shareholder, has been a longstanding investor in New World, and supports our efforts in strengthening the organization to better serve our customers, enhance career opportunities for our employees, and deliver value to our shareholders. This restructuring will open a fresh chapter in our corporate history."

         New World Restaurant Group is a leading company in the quick casual sandwich industry, the fastest-growing restaurant segment. The company operates locations primarily under the Einstein Bros. and Noah's New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands. The company's retail system currently consists of 455 company-owned locations and 288 franchised and licensed locations in 32 states. The company also operates a dough production facility and a coffee roasting plant.

         Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "intend," "expect," "should," "would," "believe" and similar expressions and all statements which are not historical facts are intended to identify forward- looking statements. These forward-looking statements involve and are subject to known

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and unknown risks, uncertainties and other factors which could cause the company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the company's SEC filings.


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CONTACT: Media/Investors: Bill Parness or Marty Gitlin, Parness & Associates,
(732) 290-0121; parnespr@optonline.net
Nw25/refinan627